Exhibit 99.1

Philip Mengel Named Interim CEO of Orient-Express Hotels

Bob Lovejoy to Remain Chairman of the Board
Search for Permanent CEO Continues

Hamilton, Bermuda, May 15, 2012 -- Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) today announced that Board member Philip R. Mengel has been named Interim Chief Executive Officer while the Board continues its search for a permanent CEO.  J. Robert “Bob” Lovejoy, who has been serving as Interim CEO since July 2011, will remain Chairman of the Board.

Mr. Mengel said, “On behalf of the entire Board, I would like to express how grateful we are to Bob Lovejoy for his willingness to wear two hats as Interim CEO and Chairman of the Board over the past 10 months. The Board's decision to combine the roles of the Chairman and Interim CEO was always intended to be a temporary one. The search has taken longer than we had originally anticipated when Bob agreed to serve as Interim CEO in addition to Chairman, and we have now decided once again to separate these two roles. As we continue to work diligently to identify the ideal candidate with the unique skill set necessary to lead Orient-Express, I am pleased to step in to the Interim CEO role.”

Mr. Lovejoy said, “I have truly enjoyed serving as Interim CEO, but the two roles added up to a heavy workload, and I appreciate the Board’s understanding of my decision to focus on my role as Chairman.  I know Orient-Express will be in excellent hands with Philip at the helm in the coming months, supported by our outstanding management team, as we continue our search for a permanent CEO.  Having served as Chairman of the Board’s Audit Committee for the past year, Philip has a deep understanding of our business, as well as many years of senior executive experience, which will enable him to hit the ground running.”

Mr. Mengel continued, “I am privileged to serve as Interim CEO of Orient-Express alongside such a talented and dynamic group of professionals.  In the meantime, the Board will continue its work to identify a world-class leader to serve as Orient-Express’ chief executive on a permanent basis, and I am confident that the Company will continue to perform well during this interim period.  Our recently announced first quarter results reflect the strength of the Orient-Express brand and the high-end luxury market.  We will remain focused on continuing to drive growth and build value for shareholders.”

Mr. Mengel joined the Orient-Express Board in June 2011 and serves as the Chairman of the Audit Committee.  A seasoned leader, Mr. Mengel has served as chief executive at a number of industrial companies throughout his career, including U.S. Can; English, Welsh & Scottish Railway; and Ibstock Plc.  He is currently an Operating Partner of Snow Phipps Group, a New York-based private equity firm, and is a director of the Economist Newspaper Group.

Mr. Lovejoy, a director since 2000, was named Chairman of the Board in June 2011 and Interim CEO in July 2011.  Formerly, he was a Managing Director and Partner at Lazard Freres & Co. for more than 15 years and served as Co-Head of General Banking at Lazard.  Prior to that, Mr. Lovejoy was a Partner at Davis Polk & Wardwell LLP, where he practiced law for over 13 years.

About Orient-Express Hotels Ltd.
Orient-Express Hotels Ltd., listed on the New York Stock Exchange, ticker OEH, engages in the hotel, tourist train, restaurant and cruise ship business.  Orient-Express Hotels owns all or part of and manages 46 famous properties in 23 countries, including the Hotel Cipriani in Venice, the Copacabana Palace in Rio de Janeiro and the Mount Nelson Hotel in Cape Town. In addition, it owns the Venice Simplon-Orient-Express and Eastern & Oriental Express tourist trains, '21' Club in New York City and the "Road To Mandalay" cruise ship in Burma.

Orient-Express Hotels, Ltd, Canon’s Court, 22 Victoria Street, P.O. Box HM1179, Hamilton HM EX, Bermuda
www.orient-express.com

Safe Harbour Statement
This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company's operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible new challenges to the Company's corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

Contacts:
Investors:
Martin O'Grady, Vice President, Chief Financial Officer
Tel: +44-20-3117-1333
E: martin.ogrady@orient-express.com

Media:
Vicky Legg, Director, Corporate Communications
Tel: +44-20-3117-1380
E: vicky.legg@orient-express.com

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